Exhibit 99.1

Investor Contact: EVC Group, Inc. Gregory Gin / Doug Sherk 646-445-4801 / 415-568-4887

Media Contact: Frank Cheng Senior Vice President, Marketing & Business Development 314-678-6111

Stereotaxis Reports Second Quarter Financial Results; Rebalances Investment around Commercialization of EpochTM and OdysseyTM

-Q2 Revenue of $11.6 Million-

-Recurring Revenue up 17.9% from Year Ago Quarter-

-Gross Margin Increased 250 Basis Points to 69.7% from Year Ago Quarter--Suspends 2011 Financial Guidance--Plan includes 15-20% Quarterly Opex Reduction to Minimize Cash Burn--Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, August 8, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the second quarter ended June 30, 2011. Revenue for the period was $11.6 million, and included a 17.9% increase in recurring revenue. In addition, the Company announced an operating plan designed to ensure successful commercialization of its new Epoch™ platform and Odyssey platform. The plan includes a realignment and reduction of operating expenses in order to minimize cash burn. Stereotaxis also announced that Chief Financial Officer Dan Johnston will be leaving the Company, effective August 15, 2011 to pursue other professional interests.

Second Quarter 2011 Financial Results

Revenue for the second quarter was down 22.7% from $15.0 million for the second quarter of 2010. The Company recognized revenue on three Niobe® robotic systems and $1.6 million in OdysseyTM systems in the second quarter. Recurring revenue from disposables, services and accessories increased 17.9% to $6.6 million from the year-ago quarter, and reflects continued growth in clinical procedures.

Gross margin for the second quarter ended June 30, 2011 was $8.1 million, or 69.7% of net sales. Gross margin for the year ago quarter was $10.1 million, or 67.2% of net sales. Operating expenses for second quarter 2011 totaled $17.6 million.

The net loss for the second quarter 2011 was $(9.7) million, or $(0.18) per share, compared to a net loss of $(3.9) million, or $(0.08) per share, reported for the second quarter 2010. The weighted average shares for the second quarter of 2011 totaled 54.8 million compared with 49.9 million in the second quarter of 2010. The increase was due in large part to the issuance of 4.6 million shares as part of the stock offering completed in November 2010.

At June 30, 2011, Stereotaxis had cash and cash equivalents of $23.3 million, compared to $35.2 million on December 31, 2010. Total debt was $30.5 million, including $15.8 million drawn against the Company’s $30 million line of credit. Cash burn for the second quarter of 2011 was $5.9 million.

“Our revenue and new capital order performance is being impacted by a slowdown in Niobe II momentum and the related impact on the Odyssey business due to delays of Odyssey installations in Niobe labs,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “The slowdown in Niobe is due to the market’s demand for a more efficient solution for complex ablation procedures. We successfully introduced our new Epoch platform, the Niobe II replacement, at our industry’s most widely attended event, the Heart Rhythm Society annual meeting. The significant interest in Epoch’s dramatically enhanced efficiency in electrophysiology (EP) procedures has intensified the market shift away from the current Niobe II.” Kaminski continued, “Epoch’s technological improvements over Niobe II provide the foundation to accelerate broad adoption of our technology. We are encouraged by the significant market interest that Epoch is generating as a new potential standard of care for EP interventional medicine. Since Epoch’s release, we have scheduled 36 site visits with Niobe customers and potential customers to review the next generation system. The early, very positive reaction among key opinion leaders suggests that Epoch enables a faster, more efficient and dynamic magnetic catheter control for all types of robotic-assisted EP procedures while maintaining Niobe’s recognized benefits in safety, radiation reduction and clinical outcome. We are focused on converting the strong interest into orders as quickly as possible, and plan for initial shipments to customers in the fourth quarter 2011.” The Company generated global new capital orders of $4.4 million in the second quarter, which were comprised of two Niobe systems, as well as $1.7 million in orders related to Odyssey. Capital orders in the second quarter 2010 were $10.2 million.

Epoch and Odyssey Commercial Plan

In order to ensure successful commercialization of Epoch and Odyssey platforms, as well as conserve resources, Stereotaxis is implementing a wide ranging plan that includes rebalancing and reducing operating expenses by approximately 15 to 20 percent. This plan is designed to minimize the Company’s cash burn, while continuing to fund R&D investment in key growth areas. In addition, Stereotaxis is working on several options to raise cash with minimal or no dilution to shareholders. The Company expects the impact of these initiatives on operating expenses will begin to occur in the fourth quarter of 2011.

“We are committed to taking the necessary actions to improve our operating performance, enhance our competitive position and strengthen the business for the long term,” Kaminski said. “We need to take difficult but prudent actions to significantly reduce our costs as the market awaits the availability of Epoch, and we are immediately implementing overhead cost-reduction initiatives that will significantly realign and reduce operating expenses and minimize cash burn, while maintaining R&D investments to fund high growth opportunities like the continued advancement of our robotic technology platform.”

CFO Transition

Stereotaxis also announced that Dan Johnston has resigned from his post as Chief Financial Officer of the Company, effective as of August 15, 2011 to pursue other professional interests. The search for a replacement is underway and Dan will serve as a consultant to the Company through the end of the year.

Year-to-Date Financial Performance

Revenue for the first six months of 2011 was $21.8 million, compared to $25.6 million in the first six months of 2010. Gross margin was $15.3 million, or 70.1% of revenue, compared with $17.8 million, or 69.4% of revenue in the first six months of the prior year. Operating expenses were $33.6 million for the first six months of 2011 compared with $29.7 million in the same period of 2010. The net loss was $(19.2) million for the first six months of 2011 compared with $(12.3) million for the comparable period of 2010. Cash burn for the first six months of 2011, including payments against the Biosense Webster advance, was $16.9 million compared with $14.2 million in the first six months of 2010. Stereotaxis has historically included the repayment of the Biosense advance as part of cash burn as operationally the advance is reduced by the earning of royalties. Of the $16.9 million in year-to-date cash burn, $3.2 million is repayment of Biosense debt.

Financial Outlook

As a result of corporate developments and an uncertain business environment, Stereotaxis announced that it has withdrawn previous financial guidance and temporarily suspended providing financial guidance for 2011 until there is more predictability to the Company’s magnetic platform business.

Conference Call and Webcast

Stereotaxis will hold a conference call and slide presentation via webcast today, August 8, 2011 at 4:30 p.m. Eastern Time, to discuss second quarter results and operational progress. The dial-in number for the conference call is 1-877-941-9205 for domestic participants and 1-480-629-9692 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. A real-time listen-only webcast of the conference call including the presentation slides will be accessible at

www.stereotaxis.com, in the in the "Investor Relations" section under "Events Calendar." If listening via telephone, to view the accompanying presentation slides, navigate to the live webcast as noted above and choose the "No Audio — Slides Only" option to view the slides in conjunction with the live conference call. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

An audio replay of the call will be available for seven days following the call, and can be accessed by dialing 1-800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4459522#. The call will also be available on the Internet live and for 90 days thereafter at www.stereotaxis.com.

About Stereotaxis

www.stereotaxis.com

www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Tables to Follow

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2011	2010

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,260,465	$35,248,819
Accounts receivable, net of allowance of $241,690 and $367,536 in
2011 and 2010, respectively	10,178,401	13,915,569
Current portion of long-term receivables	64,271	30,800
Inventories	5,915,043	5,441,475
Prepaid expenses and other current assets	3,586,186	4,557,718

Total current assets	43,004,366	59,194,381
Property and equipment, net	3,725,044	3,840,622
Intangible assets	2,429,070	2,578,986
Long-term receivables	79,730	109,266
Other assets	44,609	38,537

Total assets	$49,282,819	$65,761,792

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$24,533,194	$20,894,091
Accounts payable	7,930,044	8,796,182
Accrued liabilities	7,851,494	6,966,571
Deferred contract revenue	6,699,750	6,600,313
Warrants	2,901,043	3,541,798

Total current liabilities	49,915,525	46,798,955

Long-term debt, less current maturities	6,000,000	8,000,000
Long-term deferred contract revenue	398,352	478,850
Other liabilities	3,848	8,741

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at
2011 and 2010; none outstanding at 2011 and 2010	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2011 and 2010; 55,431,423 and 54,746,240 issued at 2011 and 2010,
respectively	55,431	54,746
Additional paid-in capital	355,736,551	354,002,770
Treasury stock, 40,151 shares at 2010 and 2009	(205,999)	(205,999)
Accumulated deficit	(362,620,889)	(343,376,271)

Total stockholders' equity	(7,034,906)	10,475,246

Total liabilities and stockholders' equity	$49,282,819	$65,761,792

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Revenue
System	$5,024,543	$9,439,857	$ 9,312,719	$ 14,673,611
Disposables, service and accessories	6,577,596	5,578,221	12,514,124	10,961,076

Total revenue	11,602,139	15,018,078	21,826,843	25,634,687

Cost of revenue
System	2,520,431	4,313,774	4,704,909	6,390,490
Disposables, service and accessories	995,915	612,379	1,816,416	1,456,332

Total cost of revenue	3,516,346	4,926,153	6,521,325	7,846,822

Gross margin	8,085,793	10,091,925	15,305,518	17,787,865

Operating expenses:
Research and development	3,311,177	3,358,008	6,705,436	6,727,546
Sales and marketing	9,712,519	8,446,612	18,050,855	15,141,730
General and administration	4,606,555	3,976,057	8,856,824	7,866,394

Total operating expenses	17,630,251	15,780,677	33,613,115	29,735,670

Operating loss	(9,544,458)	(5,688,752)	(18,307,597)	(11,947,805)
Other income	620,409	2,507,221	640,755	970,052
Interest income	2,133	2,148	5,320	4,930
Interest expense	(772,769)	(682,804)	(1,583,096)	(1,315,921)

Net loss	$(9,694,685)	$(3,862,187)	$ (19,244,618)	$ (12,288,744)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.08)	$ (0.35)	$ (0.25)

Weighted average shares used in computing net
loss per common share:
Basic and diluted	54,780,872	49,885,589	54,750,443	49,753,046

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